Exhibit 99.1

Antero Midstream Announces Strategic $1.1 Billion Acquisition of Marcellus Shale Assets and Ohio Utica Divestiture

Denver, Colorado, December 8, 2025—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced that it has entered into a definitive agreement to acquire HG II Energy Midstream Holdings, LLC (“HG Midstream”) from HG Energy II, LLC (“HG Energy”) for $1.1 billion in cash, subject to customary closing adjustments. The transaction is expected to close in the second quarter of 2026 and is subject to customary regulatory approvals. In addition, the Company announced that it has entered into a definitive agreement to divest its Ohio Utica Shale assets for $400 million in cash, subject to customary closing adjustments. This transaction is expected to close in the first quarter of 2026. The transactions were unanimously approved by the Company’s Board of Directors.

Strategic Announcements Highlights and Rationale:

•	Strategic bolt-on acquisition contiguous to Antero Midstream’s assets in the core of the Marcellus Shale serving investment grade customer, Antero Resources

•	Estimated to be immediately accretive to Free Cash Flow after dividends by over 15% (non-GAAP)

•	Expected to add approximately 900 MMcf/d of throughput in 2026 and over 400 undeveloped Marcellus locations dedicated to AM

•	Acquisition transaction multiple of approximately 7.5x next three years average annual EBITDA (non-GAAP)

•	Identified over $100 million of discounted future capital avoidance synergies, resulting in an adjusted transaction multiple of 7.0x

•	Divested Utica Shale assets at a transaction multiple over 11x next three years average annual EBITDA (non-GAAP)

Michael Kennedy, CEO and President of Antero Midstream said, “Today’s strategic announcements further enhance the scale of Antero Midstream’s asset base, solidifying it as a premier pure-play midstream company in North America’s lowest cost basin. With the backbone of the gathering system already in operation, the acquired assets are highly capital efficient and complementary to our existing infrastructure portfolio. Importantly, this acquisition expands Antero Midstream’s multi-decade dedicated inventory by another 5 years in the liquids core of the Marcellus Shale. In combination, today’s strategic transactions high-grade our asset base from a reservoir quality, midstream capital efficiency, and Free Cash Flow trajectory standpoint creating significant shareholder value.”

Justin Agnew, CFO of Antero Midstream, said “Antero Midstream’s strong balance sheet and peer-leading leverage profile allow us to debt finance this acquisition while maintaining our credit profile and ratings. The significant Free Cash Flow on our legacy assets, over $100 million of expected asset level Free Cash Flow on the acquired assets, and attractive divestiture price allows us to meet our 3.0x leverage target almost immediately after closing the transactions. These credit enhancing, strategic transactions position us well for further debt reduction and additional return of capital to shareholders.”

Marcellus Shale Acquisition Summary

Under the terms of the agreement, Antero Midstream will acquire all of the issued and outstanding equity interests in HG Midstream in an all cash transaction. In a separate press release, Antero Resources (NYSE: AR) announced the acquisition of all upstream assets of HG II Energy Production Holdings, LLC from HG Energy for $2.8 billion, subject to customary closing adjustments.

The assets consist of approximately 50 miles of gathering pipelines that have the ability to bi-directionally transport dry, lean, and liquids-rich natural gas under a fixed-fee agreement with Antero Resources. The acquired assets also include approximately 50 miles of water pipelines, above ground storage and associated water withdrawal points. Antero Midstream expects to integrate the acquired gathering pipelines immediately upon closing and integrate the water assets into its closed-loop fresh water and recycled water system throughout 2026.

The Company expects to finance the transaction with borrowings under Antero Midstream’s revolving credit facility, proceeds from the Utica Shale divestiture, and/or debt capital markets transactions, subject to market conditions. Antero Midstream currently has approximately $900 million of liquidity under its revolving credit facility. Royal Bank of Canada and Wells Fargo Bank, N.A. have jointly provided $700 million of additional committed financing in connection with the transaction.

Utica Shale Divestiture Summary

Under the terms of a separate agreement, Antero Midstream will divest all of its gathering, compression, and water handling assets in the Ohio Utica Shale for $400 million. Antero Midstream has only three wells expected to be turned in line to its Utica Shale gathering system over the next several years and estimates that average annual EBITDA attributable to the divested assets under this development plan over the next three years is approximately $35 million. In a separate release, Antero Resources announced that it will divest all of its upstream assets in the Ohio Utica Shale for $800 million, subject to customary closing adjustments.

RBC Capital Markets served as financial advisor to Antero Midstream on the HG Midstream acquisition. Evercore served as financial advisor to the Antero Midstream Conflicts Committee. Vinson & Elkins L.L.P. served as legal counsel to Antero Midstream. Latham & Watkins LLP served as legal counsel to the Antero Midstream Conflicts Committee.

Jefferies LLC served as lead financial advisor to HG Energy and Quantum Capital Group. Wells Fargo and Truist served as financial advisors to HG Energy. Kirkland & Ellis served as legal counsel to HG Energy.

RBC Capital Markets served as lead financial advisor to Antero Midstream on the Utica asset divestiture. Wells Fargo also served as a financial advisor to Antero Midstream on the transaction. Vinson & Elkins L.L.P. served as legal counsel to Antero Midstream.

Conference Call and Webcast Information

Antero Resources and Antero Midstream will hold a conference call to discuss the details of the transactions at 7:00 a.m. MT today, December 8, 2025. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Monday, December 15, 2025 at 7:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13757527. To access the live webcast and view the related call presentation, visit Antero Midstream's website at www.anteromidstream.com. A replay will be archived and available in the same location after the conclusion of the live event.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income adjusted for certain items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income adjusted for certain items.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less net interest expense, accrual-based capital expenditures, and current income tax expense. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, potential or pending acquisitions or other strategic transactions of Antero Midstream and Antero Resources, including the proposed acquisitions from HG Energy and the proposed Utica divestitures, the timing and financing thereof and Antero Resources and Antero Midstream's respective ability to achieve the intended operational, financial and strategic benefits from any such transactions, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase and dividend program, Antero Midstream’s ability to execute its business strategy, impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East, and world health events, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, the impact of recently enacted legislation, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incidental to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, risks associated with the acquisition of HG Energy and the disposition of assets in the Utica Basin, including the risk that the acquisition or disposition is not consummated on the terms expected or on the anticipated schedule, or at all, and risks associated with the successful integration and future performance of the acquired assets and operations, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2024.

For more information, contact Justin Agnew, CFO of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

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